SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
March 23, 2010
Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of principal executive offices)
(508) 357-2221
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EX-10.1

Explanatory Notes
     This Current Report on Form 8-K filed by Evergreen Solar, Inc. (the “Registrant”) contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations or beliefs. Such forward-looking statements include, but are not limited to, those related to the sale of Sovello AG, the likely insolvency of Sovello if the sale is not completed and the Registrant’s future sales and revenue. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including risks associated with uncertainties related to the sale of Sovello, future sales of product and revenue and other risks and uncertainties identified in the Registrant’s filings with the Securities and Exchange Commission. The Registrant disclaims any obligation to update or revise such statements for any reason.
Item 1.01 Entry into a Material Definitive Agreement.
Sale of Sovello AG
     On March 23, 2010, the Registrant and other shareholders of Sovello (Q-Cells SE and Renewable Energy Corporation ASA) entered into a Share Purchase Agreement with Rolling Hills S.à.r.l, an affiliate of Ventizz Capital Fund IV, L.P (“Ventizz”), agreeing to sell all of the outstanding shares of Sovello to Ventizz. The sale of the shares to Ventizz is subject to a number of closing conditions, including the negotiation of a new license agreement between the Registrant and Ventizz for the license of the Registrant’s Gemini and Quad wafer manufacturing technology which we understand will continue to be used by Sovello following the consummation of the sale, and Ventizz’s receipt of financing. The license agreement will replace the Registrant’s existing license agreements with Sovello and define royalty payments due from Sovello for 2010 and future years.
     Pursuant to the share purchase agreement, the Registrant will pay to Sovello (net of receipt of remaining royalty payments and product payments for 2009) approximately EUR 2.7 million (approximately $3.6 million at current exchange rates). In connection with the closing of the sale, the Master Joint Venture Agreement among the shareholders and Sovello, dated November 5, 2008, will be terminated and the Registrant will satisfy its remaining obligations pursuant to the Undertaking, dated October 6, 2008, it made to Sovello’s banking syndicate. The sale pursuant to the stock purchase agreement is expected to be completed during the second quarter of 2010. As previously disclosed, if the sale is not consummated it is likely Sovello will become insolvent, but the Registrant’s financial commitment in insolvency is expected to be similar to its financial commitment if Sovello is sold.
Amendment of Supply Agreement with Ralos Vertriebs GmbH and Ralos Parent Payment Guarantee
     On March 29, 2010, the Registrant and Ralos Vertriebs GmbH (“Ralos”) entered into an amendment of the Master Supply Agreement dated as of May 21, 2008. The amendment suspends the purchase and sale of all remaining committed volumes of product over the remaining four year term of the supply agreement and establishes a payment plan for the approximately nine million Euros due on products previously sold to Ralos. Both the Registrant and Ralos have agreed future sales of products will be determined on a case by case basis rather than in accordance with the original take or pay terms. Payment obligations of existing balances are now secured by a guarantee from the parent company of Ralos, Ralos New Energies AG, and Ralos has committed to provide certain security interests to the Registrant. The Registrant does not expect the amendment to the Ralos supply agreement will result in any material impact on the Registrant’s future product shipments or revenue.
     The foregoing descriptions of the Ralos supply agreement amendment and Ralos New Energies guarantee are qualified in their entirety by reference to the applicable documents, copies of which will be filed as exhibits to the Registrant’s Quarterly Report on Form 10-Q for the quarter ending April 3, 2010 as required.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1	Share Purchase Agreement between Q-Cells SE and Renewable Energy Corporation ASA and the Registrant and Rolling Hills S.à.r.l dated March 22, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
Michael El-Hillow
Chief Financial Officer and Secretary

Dated: March 29, 2010